Exhibit 8.1

Subsidiaries of Farfetch Limited

(as of December 31, 2018)

Legal Name of Subsidiary	Jurisdiction of Organization
Farfetch.com Ltd	Isle of Man
Farfetch UK Limited	England & Wales
FFBR importacao e exportacao LTDA	Brazil
Farfetch.com Brasil Servicos LTDA	Brazil
Farfetch.com US LLC	United States
Fashion Concierge Powered By Farfetch, LLC	United States
Farfetch Portugal-Unipessoal LDA	Portugal
Farfetch HK Holdings Limited	Hong Kong
Browns (South Molton Street) Limited	England & Wales
Farfetch Japan Co., Ltd	Japan
LASO.CO.LTD	Japan
Farfetch China (HK Holdings) Limited	Hong Kong
Farfetch (Shanghai) E-Commerce Co., Ltd	China
Farfetch HK Production Limited	Hong Kong
Farfetch Store of the Future Limited	England & Wales
Fashion Concierge UK Limited	England & Wales
F&C Fashion Concierge, LDA	Portugal
Farfetch Black & White Limited	England & Wales
Farfetch International Limited	Isle of Man
Farfetch México, S.A. de C.V.	Mexico
Farfetch India Private Limited	India
Farfetch Middle East FZE	United Arab Emirates
Farfetch Italia S.R.L.	Italy
Farfetch Australia Pty Ltd	Australia
Farftech US Holdings, INC	United States
Fashion Concierge HK Limited	Hong Kong
Farfetch Finance Limited	England & Wales
Yankee Merger Sub, LLC	United States